PRESS RELEASE

International Seaways Declares Cash Dividend for the Second Quarter of 2020

New York, NY – May 20, 2020 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”) today announced its Board of Directors has declared a regular quarterly cash dividend of $0.06 per share for the second quarter of 2020 pursuant to a policy announced in March 2020. The dividend will be paid on June 22, 2020 to all stockholders of record as of June 8, 2020.

About International Seaways, Inc.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 40 vessels, including 13 VLCCs, two Suezmaxes, five Aframaxes/LR2s, 13 Panamaxes/LR1s and 5 MR tankers.  Through joint ventures, it has ownership interests in two floating storage and offloading service vessels.  International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency.  International Seaways is headquartered in New York City, NY.  Additional information is available at www.intlseas.com.

Forward-Looking Statements
This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2019 for the Company, the Quarterly Report on Form 10-Q for the quarter ending March 31, 2020, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media:
International Seaways, Inc.
David Siever, 212-578-1635
dsiever@intlseas.com